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                                                                   Exhibit 10.30

                    [BLUE MARTINI SOFTWARE, INC. LETTERHEAD]



February 21, 2002


Bob Cell

Dear Bob,

I am pleased to offer you a promotion to the position of Chief Financial Officer on the following terms effective January 1, 2002.

You will be responsible for continuing to develop and execute our strategic financial business plan and managing the G&A function including the Finance, Human Resources, IT, and Legal teams and will continue to report directly to me. You will continue to work at our corporate headquarters in San Mateo, California with visits to customer sites and other travel as required.

Your annual base salary will be $250,000, less payroll deductions and all required withholdings. Other details regarding your promotion are:

o You will be eligible to participate in an MBO program, awarded annually. This MBO program provides for an additional up to 40% of your annual base salary, based on achievement of the objectives outlined below. Please note, at the discretion of management, the bonus plan may be terminated or modified at any time.

o We will recommend to the Board that you receive a supplemental performance grant of 100,000 shares of restricted stock at $0.01 per share, vesting 100% on the fifth anniversary of the effective date of transition (i.e., January 1, 2007), assuming your continued employment with the Company. The grant will have accelerated vesting of 50% in December 2002 and 50% in December 2003 upon attainment of the Company objectives outlined below. If the Company undergoes a merger or acquisition, the vesting of these shares will accelerate to the same extent that the vesting of options granted under the Company's option plans accelerate.


2002 OBJECTIVE:. MBO and stock acceleration ("Variable Comp") are earned based on whether the Company's corporate performance under your leadership meets the guidance (as detailed below) that the Company provides in its quarterly earnings calls.
       o         Timing:
                    o Variable Comp is earned each quarter, but awarded annually.
                    o If Variable Comp is not earned on a given quarter, the time frame will extend an additional quarter; that is, you have a sliding eight-quarter window in which to earn the Variable Comp described in this letter.
       o Guidance: The specific guidance criteria on which Variable Comp will be judged are:
                    o Top-line revenue ("revenues in the range of $8.5 to $10.5 million," using Q1 2002 as an example)
                    o Per-share net loss/earnings ("in the range of $(0.10) to $(0.13) per share", using Q1 2002 as an example).Partial credit: You will receive half-credit if one criterion is met on a quarter but the other is not.
                    o If it would not be in the best interests of the Company to issue guidance for a quarter, you and I will establish alternate criteria for the Variable Comp associated with that quarter, within ten (10) days of making the decision not to issue guidance.
       o Acquisitions: If the Company enters into any acquisition in which it is the surviving entity, Variable Comp will be judged net of acquisition for the calendar quarter in which the acquisition occurs; thereafter, it will be judged on the combined company results.

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       o         Ethical  Standards:  No Variable  Comp will be earned for any quarter in which the Company deviates from accepted standards and principles of accounting.


2003 OBJECTIVE: Unless otherwise agreed, the same criteria will apply for determination of your 2003 MBO and accelerated stock vesting.

The compensation terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. All other terms of your original offer dated March 20, 2000, Employee Proprietary Information and Inventions Agreement and any other agreements remain in effect.

As acceptance of your promotion terms described above, please sign and date this letter and return the original to Human Resources by March 22, 2002.

We look forward to your favorable reply and to a productive and enjoyable working relationship with you.

Very truly yours,

/s/  MONTE ZWEBEN

Monte Zweben
CEO and Founder

I accept the promotion terms stated in this letter.

/s/  BOB CELL
---------------------------------------------
Bob Cell

Date: March 22, 2002